UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 19, 2009

SMITH-MIDLAND CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-13752 (Commission File Number)	54-1727060 (I.R.S. Employer Identification Number)

P.O. Box 300, 5119 Catlett Road
 Midland, Virginia 22728
(Address of principal executive offices)

(504) 439-3266
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

ITEM 8.01	Other Events

Litigation Settlement

On April 25, 2008, Smith-Midland Corporation (the “Company”) filed a Petition to Establish and Enforce a Mechanic’s Lien and Complaint for Other Relief against JPI Construction Services, GP LLC (“JPIC”).  On August 8, 2008 JPIC filed a Counterclaim against the Company for breaches of a subcontract seeking damages in excess of $500,000 plus interest, costs and attorneys fees.  On January 30, 2009, a settlement agreement between the parties was achieved and the agreement was fully executed on February 9, 2009.  The Company has steadfastly maintained its position in the matter, however, because of senior managements’ time required to prepare for trial, the projected legal fees attributable to the trial and the prolonged period required for the process, the Company decided it was not in its best interest to continue forward with a trial.  The significant terms of the agreement are as follows:

1.	The Company was required to forgive outstanding retainage receivables from JPIC of approximately $199,000.

2.	The Company was required to make a $426,000 cash payment to JPIC, which has been made.

3.	Both parties agreed to release each other from any and all other claims arising out of this dispute.

In addition, each party is required to pay their own attorney’s fees, which for the Company, was approximately $160,000.

Press Release

On February 19, 2008, the Company announced that it has been awarded four new contracts in the total amount of $8.8 million to provide its precast concrete products to construction projects in Northern Virginia and Maryland.

The press release is attached as Exhibit 99.1 and is incorporated herein by reference.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d)           Exhibits

Exhibit No.	Exhibit Description
99.1	Press release, dated February 19, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 19, 2009
SMITH-MIDLAND CORPORATION

By: /s/ William A. Kenter
William A. Kenter
Chief Financial Officer

SMITH-MIDLAND CORPORATION
Exhibit to Current Report on Form 8-K
February 19, 2009

Exhibit No.	Exhibit Description
99.1	Press release, dated February 19, 2009